Exhibit 10.32
LEASE
RCPI LANDMARK PROPERTIES, L.L.C.,
a Delaware limited liability company
Landlord
and
OMRIX BIOPHARMACEUTICALS INC.,
a Delaware corporation
Tenant
for
Rockefeller Center
630 Fifth Avenue
New York, New York
September 19, 2006

Exhibit A	Floor Plan
Exhibit B	Definitions
Exhibit C	Diagram of Protected Zone
Exhibit D	Intentionally Omitted
Exhibit E	Design Standards
Exhibit F	Cleaning Specifications
Exhibit G	Rules and Regulations

LEASE
     THIS LEASE is made as of the ___ day of ___, 2006 (“Effective Date”), between RCPI LANDMARK PROPERTIES, L.L.C. (“Landlord”), a Delaware limited liability company, and OMRIX BIOPHARMACEUTICALS INC. (“Tenant”), a Delaware corporation.
     Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	A portion of the 22nd floor of the Building, as more particularly shown on Exhibit A, and designated as Space “C”.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 630 Fifth Avenue, New York, New York.

REAL PROPERTY	The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE	January 1, 2007.

RENT COMMENCEMENT DATE	The date which is 90 days after the Commencement Date.

EXPIRATION DATE	The date which is the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices and such ancillary uses as shall be reasonably required in connection therewith, which uses shall always be consistent with the operation of first-class office buildings in midtown Manhattan, provided that any areas designated on Exhibit A as bathroom, utility or storage areas shall be used only for those respective purposes.

BASE TAX YEAR	The Tax Year commencing on July 1, 2006 and ending on June 30, 2007.

BASE EXPENSE YEAR	Calendar year 2007.

TENANT’S AREA	2,745 rentable square feet, as mutually agreed by Landlord and Tenant.

FIXED RENT	Period	Per Annum	Per Month
	Lease Years 1-5	$205,875.00	$17,156.25

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 4% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable law.

LETTER OF CREDIT	$164,700.00.

ELECTRICAL INCLUSION FACTOR	$8,235.00 per annum, which amount is included in Fixed Rent.

TENANT’S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises:
Omrix Biopharmaceuticals Inc. 630 Fifth Avenue 22nd Floor New York, New York 10111 Attn:

Thereafter:

Omrix Biopharmaceuticals Inc. 630 Fifth Avenue 22nd Floor New York, New York 10111 Attn:

With a copy, in case of any notice of default, to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attn: Marco Caffuzzi

LANDLORD’S ADDRESS FOR NOTICES	RCPI Landmark Properties, L.L.C. c/o Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Director of Finance

Copies to:

RCPI Landmark Properties, L.L.C. c/o Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Property Manager – 630 Fifth Avenue

and:

Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Legal Officer

TENANT’S BROKER	Cushman & Wakefield Inc.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.

LANDLORD’S CONTRIBUTION	$32,940.00
ARTICLE 2
PREMISES, TERM, RENT
     Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas.
     Section 2.2 Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Lease shall commence on the Commencement Date and, unless sooner terminated or extended as hereinafter provided, shall end on the Expiration Date. Tenant currently occupies the Premises pursuant to a sublease (the “Existing Sublease”). Landlord shall be deemed to have tendered to Tenant, and Tenant shall be deemed to have accepted, possession of the Premises upon the Commencement Date.
     Section 2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date (subject to Section 10.1 in respect of the Electrical Inclusion Factor), and (ii) Additional Rent, at the times and in the manner set forth in this Lease.
     Section 2.4 First Month’s Rent. Tenant shall pay one month’s Fixed Rent upon the execution of this Lease (“Advance Rent”). If the Rent Commencement Date is on the first day of a month, the Advance Rent shall be credited towards the first month’s Fixed Rent payment. If the Rent Commencement Date is not the first day of a month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.
ARTICLE 3
USE AND OCCUPANCY
     Section 3.1 Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.
     Section 3.2 Use of Building Name. No Tenant Party shall use the words “Rockefeller”, “Center”, “Radio City” or “Radio City Music Hall” or any combination or simulation thereof, or any logo or image of Rockefeller Center, or the image of any prominent part of Rockefeller Center, for any purpose whatsoever, including as or for any corporate, firm or trade name, trademark or designation or description of merchandise or services, except that the foregoing shall not prevent the use by Tenant or other permitted occupant of the Premises, in a conventional manner and without emphasis or display, of the words “Rockefeller Center” and/or, where applicable, “Rockefeller Plaza” as part of Tenant’s or such permitted occupant’s business address or by reference in the ordinary course of its business. Neither Tenant nor any occupant of the Premises shall use the name of the Building or the name of the entity for which the Building is named or designated by Landlord or any part or abbreviation (including initials) of any such name, except in a conventional manner, and without emphasis or display, as a part of Tenant’s or such permitted occupant’s business address.
     Section 3.3 Broadcast Restrictions. Neither Tenant nor any Tenant Party shall (i) conduct or permit to be conducted any Broadcast activities or video production activities from any area of the Center, (ii) install or display any signs, symbols or logos within the Center which are commonly identified with any Broadcast or cable network or any Broadcast or video production activities or (iii) use or permit the use of Protected Zone Images in any Broadcast. “Broadcast” means the transmission of video programming, including news footage clips, by any means, including over-the-air television broadcasting, cable television distribution and the like, and including successor distribution technologies which are comparable to the foregoing (but “Broadcast” shall not be deemed to include teleconferencing, private video telephone communications or other similar means of video transmission which are not intended for public distribution). “Protected Zone Images” means visual images of all or any part of the area consisting of the Plaza, the Plaza Street, the Channel Gardens, the Center skating rink and areas adjacent thereto, as shown on the diagram of the Protected Zone attached as Exhibit C to this Lease.

ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Tenant is currently in possession of the Premises pursuant to the Existing Sublease, is fully familiar with the Premises and agrees (a) to accept possession of the Premises in the condition existing on the Commencement Date “as is”, and (b) except for Landlord’s Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s continual occupancy of the Premises shall be hereinafter referred to as the “Initial Installations”. Tenant’s continual occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease.
     Section 4.2 (a) Landlord’s Contribution. (a) Landlord shall pay to Tenant an amount not to exceed Landlord’s Contribution toward the cost of the Initial Installations (excluding any “soft costs“ and Tenant’s Property), provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 4.2(b): (i) this Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations (excluding any “soft costs“ and Tenant’s Property). Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of the Initial Installations, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Rent or any other obligation of Tenant hereunder. Upon the completion of the Initial Installations and satisfaction of the conditions set forth in this Section 4.2, or upon the occurrence of the date which is 12 months after the Commencement Date, whichever first occurs, any amount of Landlord’s Contribution which has not been previously disbursed shall be retained by Landlord.
          (b) Landlord shall pay Landlord’s Contribution to Tenant following commencement of Tenant’s business operations at the Premises and the final completion of the Initial Installations, within 30 days after submission by Tenant to Landlord of a requisition therefor, signed by an authorized officer of Tenant and accompanied by (i) copies of paid invoices covering all of the Initial Installations, (ii) a certification from Tenant’s architect stating that (A) the Initial Installations described on such invoices have been completed in accordance with the plans and specifications approved by Landlord, (B) such work has been paid in full by Tenant and (C) all contractors, subcontractors and material suppliers have delivered to Tenant waivers of lien with respect to such work (copies of which shall be included with such architect’s certification), (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (iv) final “as-built” plans and specifications for the Initial Installations as required pursuant to Section 5.1(c), (v) final lien waivers from all contractors, subcontractors and material suppliers covering all of the Initial Installations, and (vi) such other documents and information as Landlord may reasonably request. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity.

ARTICLE 5
ALTERATIONS
     Section 5.1 Tenant’s Alterations. (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”) other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld or conditioned if such Alterations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, and (iv) do not violate any Requirement.
          (b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11), issued on a completed value basis, all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.
               Landlord shall respond to any request for approval of Tenant’s plans and specifications for Alterations within 15 Business Days after such request is made. In addition, Landlord agrees to respond to any resubmission of such plans and specifications within 15 Business Days after resubmission to Landlord. If Landlord fails to respond to Tenant’s request within 15 Business Days, Tenant shall have the right to provide Landlord with a second request for approval (a “Second Request”), which shall specifically identify the plans and specifications to which such request relates, and set forth in bold capital letters the following statement: LANDLORD MUST COMPLETE ITS REVIEW AND APPROVE OR DISAPPROVE THESE PLANS AND SPECIFICATIONS WITHIN 5 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE. FAILURE BY LANDLORD TO DO SO WILL BE DEEMED TO BE LANDLORD’S APPROVAL OF SUCH PLANS AND SPECIFICATIONS. If Landlord fails to respond to a Second Request within 5 Business Days after receipt by Landlord as Tenant’s sole and exclusive remedy the plans and specifications previously submitted to Landlord and identified in the Second Request shall be deemed to be approved by Landlord. As used herein, the term “respond” shall mean approve or disapprove and, in the case of any disapproval, the reasons therefor.
          (c) Governmental Approvals. Tenant, at its expense, shall, as and when required, retain the services of a code consultant approved by Landlord and promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall, within 30 days after completion of any Alterations, furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DXF format or another format acceptable to Landlord.
          (d) Landmarks Preservation. Tenant is hereby notified that the Premises are subject to the jurisdiction of the Landmarks Preservation Commission (“LPC”). In accordance with Sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alteration or minor work as described in such Sections and such rules may not be commenced within or at the Premises without the prior written approval of the LPC. Tenant is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to, (a) work to the exterior of the Premises involving windows, signs, awnings, flagpoles, banners and storefront alterations and (b) interior work to the Premises that (i) requires a permit from the Department of Buildings or (ii) changes, destroys or affects an interior architectural feature of an interior landmark or an exterior architectural feature of an improvement that is a landmark or located on a landmark site or in a historic district.
          (e) Landmarks Applications. Without limiting the provisions of Section 5.1, Tenant shall submit to Landlord for its prior approval all applications for Certificates of Appropriateness or other similar requests (including applications for modifications of Certificates of Appropriateness or other similar requests previously granted) from the LPC. Tenant shall keep Landlord apprised of all LPC proceedings and shall deliver copies of all notices, approvals and rejections received by Tenant from the LPC. At Landlord’s request, Tenant shall use Landlord’s designated LPC consultant to prosecute all filings with the LPC for a Certificate of Appropriateness or other similar requests.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors selected from Landlord’s list of approved contractors or otherwise approved by Landlord, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then prescribed by Landlord. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. At Tenant’s request and if and to the extent Landlord maintains such a list, Landlord shall furnish Tenant with a list of contractors (containing at least 3 contractors for each trade other than in respect of any Building System) approved by Landlord, who may perform on behalf of Tenant the types of Alterations described on such request. If Tenant engages any contractor set forth on such list, Tenant shall not be required to obtain Landlord’s consent to such contractor, provided Tenant shall be required to obtain Landlord’s confirmation that such contractor remains on such list. If Landlord shall not then maintain a list of approved contractors for the Building or if Tenant desires to use a contractor who is not named on such list, Landlord shall not unreasonably withhold its approval of any reputable contractor proposed by Tenant (except for those contractors performing work on Building Systems), provided such contractor shall provide Landlord with appropriate positive references and proof of financial responsibility reasonably satisfactory to Landlord. Landlord shall, within 10 Business Days after receiving any request from Tenant for such approval, together with such references and proof, respond to such request and if Landlord fails to respond to such request within such 10-Business Day period, such request for approval shall be deemed approved by Landlord.
     Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, at Tenant’s expense, remove all of Tenant’s Property and, unless otherwise directed by Landlord, any Specialty Alterations from the Premises and close up any slab penetrations in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may either retain same or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Lease. Landlord shall advise Tenant at the time of Landlord’s approval of the plans and specifications therefor, as to whether Tenant will be required to remove a Specialty Alteration, provided Tenant requests in writing (using bold letters) that Landlord advise Tenant of such removal obligation with submittal of the applicable plans and specifications, and if Landlord shall fail to so advise, Landlord shall be deemed to have waived Tenant’s obligation to remove such Specialty Alteration.
     Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 30 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.
     Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building or the Center by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
     Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord within 10 days after demand, all reasonable out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, Tenant shall pay to Landlord or its designee, upon demand, an administrative fee with respect to the performance of the Alterations (other than the Initial Installations) and the scheduling of Building equipment, facilities and personnel in connection therewith, which fee shall be payable as follows: 5% of the cost of Tenant’s Alterations up to $100,000; 4% of the cost of Tenant’s Alterations between $100,000 and $250,000; 3% of the cost of Tenant’s Alterations between $250,000 and $500,000; and 2% of the cost of Tenant’s Alterations in excess of $500,000. Tenant shall, upon request, provide

Landlord with reasonable evidence of all amounts expended by it for Alterations (including “soft costs”).
     Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours reasonably designated by Landlord.
     Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant, require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all reasonable costs and expenses incurred by Landlord in connection with such alterations or improvements.
     Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.
ARTICLE 6
REPAIRS
     Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building, (ii) the Building Systems, and (iii) the Common Areas, in conformance with standards applicable to Comparable Buildings.
     Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in and serving the Premises from the point of connection to the Building Systems) (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible, and replace scratched or damaged doors, signs and glass (other than exterior window glass). All damage to the Building or to any portion thereof, or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

     Section 6.3 Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building, Building Systems and the Center, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Restorative Work provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work) and (b) Tenant is not deprived of access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work.
ARTICLE 7
INCREASES IN TAXES AND OPERATING EXPENSES
     Section 7.1 Definitions. As used in this Article:
          (a) “Base Expense Factor” means the quotient, expressed in dollars and cents, of (i) the Operating Expenses payable for the Base Expense Year, divided by (ii) the Center Operating Area for the Base Expense Year.
          (b) “Base Tax Factor” means the quotient, expressed in dollars and cents, of (i) the Taxes payable for the Base Tax Year, divided by (ii) the Center Tax Area for the Base Tax Year.
          (c) “Center Operating Area” means the number of square feet in the rentable area of the Center which is operated and maintained by Landlord or an affiliate of Landlord or at the expense of Landlord or an affiliate of Landlord. Notwithstanding the foregoing, Landlord may elect, in its sole discretion from time to time, to:
          (i) subtract from the Center Operating Area the number of square feet in the rentable area of the Center operated and maintained by Landlord or an affiliate of Landlord but (A) operated and maintained at the expense of any person or entity other than Landlord (or an affiliate of Landlord) or (B) owned, as a condominium unit or otherwise, by any person or entity other than Landlord;
          (ii) add to the Center Operating Area the number of square feet in the additional rentable area of the Center operated and maintained by Landlord or an affiliate of Landlord or at the expense of Landlord or an affiliate of Landlord; or
          (iii) limit the Center Operating Area to the number of square feet in the rentable area of the Building.
          (d) “Center Tax Area” means the number of square feet in the rentable area of the Center for which Taxes are payable by Landlord or an affiliate of Landlord, excluding the rentable area of the Center for which Taxes are not payable. Notwithstanding the foregoing, Landlord may elect, in its sole discretion from time to time, to:
          (i) subtract from the Center Tax Area the number of square feet in the rentable area of the Center for which Taxes are not payable by Landlord or an affiliate of Landlord;
          (ii) add to the Center Tax Area the number of square feet in the additional rentable area of the Center for which Taxes are payable by Landlord or an affiliate of Landlord; or
          (iii) limit the Center Tax Area to the number of square feet in the rentable area of the Building.
          (e) “Comparison Year” means (i) with respect to Taxes, each calendar year commencing subsequent to the first day of the Base Tax Year, and (ii) with respect to Operating Expenses, each calendar year commencing subsequent to the last day of the Base Expense Year.
          (f) “Expense Factor” means the quotient, expressed in dollars and cents, of (i) the Operating Expenses payable for any Comparison Year subsequent to the Base Expense Year, divided by (ii) the Center Operating Area for such Comparison Year.
          (g) “Operating Expenses” means the costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord and/or its affiliates with respect to the ownership, operation, maintenance and repair of the Center, including the costs incurred for: (i) air conditioning, ventilation, and heating; (ii) interior and exterior cleaning and rubbish removal, including supervisory fees of Landlord’s Agent in connection therewith (provided that if such services are performed by Landlord’s Agent, such costs shall not be materially in excess of those charged by outside contractors for similar services in comparable office buildings); (iii) window washing; (iv) elevators and escalators; (v) hand tools and other movable equipment; (vi) porter and matron service; (vii) electricity, gas, oil, steam, water rates, sewer rents and other utilities; (viii) association fees and dues; (ix) protection and security services; (x) compliance with any agreement with any Governmental Authority with respect to the maintenance of the Center or any part thereof as a landmark; (xi) insurance premiums; (xii) supplies; (xiii) wages, salaries, disability benefits, pensions, hospitalization, retirement plans, severance packages and group insurance for employees of Landlord and Landlord’s Agent, up to and including the level of building managers and their immediate supervisors, (xiv) uniforms and working clothes for such employees and the cleaning thereof; (xv) expenses imposed pursuant to any collective bargaining agreement with respect to such employees; (xvi) payroll, social security, unemployment and other similar taxes with respect to such employees; (xvii) sales, use and similar taxes; (xviii) vault charges; (xix) franchise and license fees; (xx) charges of independent contractors performing work in connection with the operation, maintenance and repair of the Center; (xxi) legal, accounting and other professional fees of Landlord and Landlord’s Agent; (xxii) installation, operation and maintenance of the Christmas tree for the Center and related holiday decorations, events open to the public and other promotional expenses intended to enhance the environment of the Center; (xxiii) landscaping costs; (xxiv) management fees, or if no management fee is being charged, an imputed management fee not in excess of the amount that would be paid to a property manager for managing a comparable first class office building in midtown Manhattan; and (xxv) the annual depreciation or amortization, on a straight-line basis over such period as Landlord shall reasonably determine (with interest on the unamortized portion at the Base Rate plus 2 percent per annum), of any capital costs incurred after the Base

Expense Year for any equipment, device or other improvement made or acquired which is either (A) intended as a labor-saving measure or to effect other economies in the operation, maintenance or repair of the Center (but only to the extent that the annual benefits anticipated to be realized therefrom are reasonably related to the annual amounts to be amortized), or (B) required by any Requirement. Operating Expenses shall not include Excluded Expenses.
          (h) “Statement” means an instrument or instruments containing a comparison of one or both of (i) the Base Tax Factor and the Tax Factor for any Comparison Year, and (ii) the Base Expense Factor and the Expense Factor for any Comparison Year.
          (i) “Taxes” means the taxes and assessments imposed upon the Center, including assessments made as a result of the Center or any part thereof being within a business improvement district, other than any interest or penalties imposed in connection therewith, and all expenses, including fees and disbursements of counsel and experts, reasonably incurred by Landlord in connection with any application for a reduction in the assessed valuation for the Center or for a judicial review thereof (but in no event shall such expenses be included in Taxes payable for the Base Tax Year). If due to a future change in the method of taxation any franchise, income, profit or other tax shall be levied in substitution in whole or in part for or in lieu of any tax which would otherwise constitute a Tax, such franchise, income, profit or other tax shall be deemed to be a Tax for the purposes of this Lease.
          (j) “Tax Factor” means the quotient, expressed in dollars and cents, of (i) the Taxes payable for any Tax Year during the Term, divided by (ii) the Center Tax Area for such Tax Year.
          (k) “Tax Year” means the 12 month period commencing July 1 of each year, or such other 12 month period as may be duly adopted as the fiscal year for real estate tax purposes by the City of New York.
     Section 7.2 Tenant’s Tax Payment. (a) If the Tax Factor for any Tax Year exceeds the Base Tax Factor, Tenant shall pay to Landlord, as Additional Rent, an amount (“Tenant’s Tax Payment”) equal to (i) Tenant’s Area, multiplied by (ii) the amount by which the Tax Factor for such Tax Year exceeds the Base Tax Factor. For each Comparison Year in which any Tax Year commences, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Tax Year (the “Tax Estimate”). Tenant shall pay to Landlord on the first day of each month during such Comparison Year an amount equal to 1/12th of the Tax Estimate for such Tax Year. If Landlord shall not furnish a Tax Estimate for a Comparison Year or if Landlord shall furnish a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (x) until the first day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2(a) for the last month of the preceding Comparison Year; (y) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of the Tax Estimate previously made for such Comparison Year were greater or less than the installments of the Tax Estimate to be made in accordance with the Tax Estimate, and (1) if there shall be a deficiency, Tenant shall pay the amount thereof to Landlord within 15 Business Days after demand, or (2) if there shall have been an overpayment, Landlord shall credit such overpayment against subsequent installments of Rent next coming due hereunder; and (z) on the first day of the month following the month in which the Tax Estimate is furnished to Tenant and on the first day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Estimate. Landlord may, during each Comparison Year, furnish to Tenant a revised Tax Estimate for such Comparison Year, and in such case, Tenant’s Tax Payment for such Comparison Year shall be adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Comparison Year, Landlord shall furnish to Tenant a Statement of Taxes applicable to Tenant’s Tax Payment for such Comparison Year, and (A) if such Statement shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay to Landlord the amount of such deficiency within 10 Business Days after the delivery of such Statement to Tenant, or (B) if such Statement shall show that the sums so paid by Tenant were more than such Tenant’s Tax Payment, Landlord shall credit such overpayment against subsequent payments of Rent next coming due. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, Tenant’s Tax Payment for such Comparison Year shall be appropriately adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence.
          (b) If the Base Tax Factor is reduced, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord, within 15 Business Days after demand therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputation. If the Base Tax Factor is increased, then Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent due, the amount by which such Additional Rent previously paid on account of Tenant’s Tax Payment exceeds the amount actually due as a result of such recomputation. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s allocable share of the refund (as reasonably determined by Landlord), net of any expenses incurred by Landlord in achieving such refund, to the extent not previously included in Taxes, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year.
          (c) Tenant shall be obligated to pay Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of taxes as the result of any reduction, abatement, or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic status or other tax exempt status. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or tax assessment. The benefit of any exemption or abatement relating to all or any part of the Center shall accrue solely to the benefit of Landlord.
          (d) Tenant shall not (and hereby waives any and all rights it may now or hereafter have to) institute or maintain any action, proceeding or application in any court or other body having the power to fix or review assessed valuations, for the purpose of reducing Taxes, and the filing of any such proceeding by Tenant shall constitute an Event of Default.
          (e) Tenant shall pay any occupancy or rent tax now in effect or hereafter enacted and applicable to Tenant’s occupancy of the Premises, regardless of whether imposed by its terms upon Landlord or Tenant, and if any such tax is payable by Landlord, Tenant shall promptly reimburse the amount thereof to Landlord upon demand, as Additional Rent.

     Section 7.3 Tenant’s Operating Payment. (a) If the Expense Factor payable for any Comparison Year exceeds the Base Expense Factor, Tenant shall pay to Landlord, as Additional Rent, an amount (“Tenant’s Operating Payment”) equal to (i) Tenant’s Area, multiplied by (ii) the amount by which the Expense Factor for such Comparison Year exceeds the Base Expense Factor. For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord, on the first day of each month during such Comparison Year, an amount equal to 1/12th of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (A) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (B) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (1) if there shall be a deficiency, Tenant shall pay the amount thereof within 15 Business Days after demand therefor or (2) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent installments of Rent due hereunder, and (C) on the 1st day of the month following the month in which Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Expense Estimate.
          (b) On or before May 1 of each Comparison Year, Landlord shall furnish to Tenant a Statement of Operating Expenses for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent installments of Rent due hereunder. If the Statement for such Comparison Year shows that the sums paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 15 Business Days after delivery of the Statement to Tenant.
     Section 7.4 Certain Adjustments. (a) If the Center Operating Area is increased or decreased, from time to time, pursuant to Section 7.1(c), then from and after the date of such election, Operating Expenses for purposes of this Lease shall be limited to that portion of the Operating Expenses of the Center which is properly allocable, in Landlord’s reasonable judgment, to the space included in the Center Operating Area. Such allocation shall be performed by Landlord in good faith in a manner consistent with the methods and principles employed by Landlord in computing Operating Expenses prior to the date of such election.
          (b) Taxes shall not include any taxes and assessments imposed upon any portion of the Center excluded from the calculation of the Center Tax Area pursuant to Section 7.1(d) above. If Landlord has elected to limit the Center Tax Area to the number of square feet in the rentable area of the Building pursuant to Section 7.1(d),Taxes for purposes of this Lease shall be limited to: (i) if the Building is separately assessed for tax purposes, the Taxes imposed thereon, or (ii) if the Building is not so separately assessed, either (x) a portion of the Taxes imposed upon the Center, determined in the same proportion that the rentable area of the Building bears to the aggregate rentable area in all buildings in the Center, or (y) a portion of the Taxes imposed upon the tax lot on which the Building is located, determined in the same proportion that the rentable area of the Building bears to the aggregate rentable area in all buildings located on such tax lot.
          (c) If the Commencement Date shall be a day other than January 1 or the Expiration Date shall be a day other than December 31, or if there is any abatement of Fixed Rent payable under this Lease (other than any abatement under Article 1 hereof) or any termination of this Lease (other than a termination pursuant to Article 15), or if there is any increase or decrease in Tenant’s Area, then in each such event in applying the provisions of this Article with respect to the Tax Year or Comparison Year in which the event occurred, appropriate adjustments shall be made to reflect the result of such event on a basis consistent with the principles underlying the provisions of this Article, taking into consideration (i) the portion of such Tax Year or Comparison Year, as the case may be, which shall have elapsed prior to or after such event, (ii) the rentable area of the Premises affected thereby, and (iii) the duration of such event.
          (d) If during all or any part of any Comparison Year (including the Base Expense Year) Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to a rentable portion of the Center which is not then leased, Operating Expenses for such period shall include an amount equal to the costs and expenses which would reasonably have been incurred for such work or service during such period by Landlord if the Center had been 100% leased and occupied.
          (e) If during all or any part of any Comparison Year (including the Base Expense Year) Landlord does not furnish any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to any portion of the Center (other than to space not then leased), then, notwithstanding anything to the contrary set forth in Section 7.1(g), the amount included in Operating Expenses for such period with respect to such work or service shall be equal to the product of (i) the Center Operating Area multiplied by (ii) the quotient expressed in dollars and cents, of (A) the costs and expenses Landlord would have reasonably incurred during such period to furnish such work or service had Landlord provided such work or service, divided by (B) the area of the Center to which Landlord provides such work or service.
     Section 7.5 Non-Waiver; Disputes. (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year.
          (b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 180 days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to a nationally recognized independent public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated the Expense Factor by more than 5% for such Comparison Year, as finally determined, in which case Landlord shall pay such fees and expenses. Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any Statement.
     Section 7.6 No Reduction in Rent. In no event shall any decrease in Expense Factor or Tax Factor in any Comparison Year below the Base Expense Factor or Base Tax Factor, as the case may be, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder.
ARTICLE 8
REQUIREMENTS OF LAW
     Section 8.1 Compliance with Requirements.
          (a) Tenant’s Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.
          (b) Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Center. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Center which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any reasonable time.
          (c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses.

          (d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Center, (iii) cause an increase in the premiums of fire insurance for the Center or for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.
     Section 8.2 Fire and Life Safety; Sprinkler. Tenant shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease, the Rules and Regulations and all Requirements. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.
ARTICLE 9
SUBORDINATION
     Section 9.1 Subordination and Attornment. (a) This Lease is subject and subordinate to all Mortgages and Superior Leases. At the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.
          (b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s other obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be
               (A) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to

Landlord’s interest and Tenant gives notice of such act or omission);
               (B) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;
               (C) bound by any prepayment of more than one month’s Rent to any prior landlord;
               (D) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;
               (E) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;
               (F) bound by any modification, amendment or renewal of this Lease made without successor landlord’s consent;
               (G) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or
               (H) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.
          (c) Tenant shall from time to time within 10 days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.
     Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property or the Center or the interest of any Lessor, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the other obligations, or materially and adversely affect the rights, of Tenant under this Lease.
     Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and shall thereafter diligently proceed to so remedy such act or obligation. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord,

Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.
     Section 9.4 Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.
     Section 9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to Article 9-B of the New York Real Property Law or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
ARTICLE 10
SERVICES
     Section 10.1 Electricity. (a) Landlord shall redistribute or furnish electricity to or for the use of Tenant in the Premises for the operation of Tenant’s electrical systems and equipment in the Premises, at a level sufficient to accommodate a demand load of six watts per usable square foot of office space in the Premises. An estimated charge for such electricity (the “Electrical Inclusion Factor”) is included in Fixed Rent on a so-called “rent inclusion” basis; however, the value to Tenant of such service may not be fully reflected in Fixed Rent. Accordingly, Tenant agrees that following the commencement of Tenant’s ordinary business activities in the Premises, Landlord may cause an independent electrical engineer or electrical consulting firm selected by Landlord (“Landlord’s Consultant”) to make a determination, certified in writing to Landlord and Tenant, of the full value of the electrical service supplied to Tenant, based upon a survey indicating the lighting load, office equipment and all other electrical usage by Tenant. Thereafter, Landlord may, at any time and from time to time, at its sole option, cause Landlord’s Consultant to make subsequent determinations of the then full value of the electrical service supplied to Tenant on the basis set forth in the immediately preceding sentence. If Landlord’s Consultant determines that the full value of the electrical service supplied to Tenant exceeds the Electrical Inclusion Factor, as increased from time to time in accordance with this Section 10.1, then, upon notice to Tenant, Fixed Rent and the Electrical Inclusion Factor shall be increased to reflect the full value, on an annual basis, of such increased electrical usage by Tenant. Any increase in Fixed Rent and the Electrical Inclusion Factor shall be effective as of the date of the increase in Tenant’s electrical usage, as determined by the survey, and Tenant’s liability therefor shall be retroactive to such date. The computation of the Electrical Inclusion Factor under this Article 10 is intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for the electrical service supplied to Tenant pursuant to this Lease. If any tax is imposed on Landlord’s receipts or income from the redistribution, furnishing, or sale of electricity to Tenant as provided for above (other than a general tax on corporate income not specific to the provision of electricity), whether based on the Electrical Inclusion Factor or any increase therein provided for above, or otherwise, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by law. Notwithstanding any provision of this Lease to the contrary, Tenant shall pay to Landlord the Electrical Inclusion Factor (which is included in Fixed Rent) from and after the Commencement Date even if Fixed Rent (other than the Electrical Inclusion Factor) is not otherwise payable hereunder until the Rent Commencement Date, which payment shall be made at the same time and in the same manner as Fixed Rent (whether or not then payable). All electricity used during the performance of cleaning services, or the making of any Alterations or Restorative Work in the Premises, or the operation of any supplemental or special air-conditioning systems serving the Premises, shall be paid for by Tenant.
          (b) Electricity Rates. If Landlord’s cost of electricity increases or decreases after the Commencement Date for any reason whatsoever, then the Electrical Inclusion Factor shall be increased or decreased, as the case may be, in the same percentage for the remainder of the Term. Landlord’s Consultant shall determine the percentage for the changes in the Electrical Inclusion Factor resulting from any change in Landlord’s cost of electricity. Landlord shall notify Tenant of any such changes and any such increase or decrease in Fixed Rent and the Electrical Inclusion Factor shall be effective as of the date of such increase or decrease in Landlord’s cost of electricity, and Tenant’s liability therefor shall be retroactive to such date. Notwithstanding anything set forth herein to the contrary, the Electrical Inclusion Factor shall in no event be decreased below the amount set forth in Article 1 of this Lease.
          (c) Submetering Option. Landlord shall have the option at any time after the Commencement Date of installing submeters in the Premises at Tenant’s expense to measure Tenant’s electrical consumption. If Landlord exercises such option, Fixed Rent shall be reduced by an amount equal to the Electrical Inclusion Factor in effect as of commencement of the operation of such submeters, and Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its consumption of electricity at the Premises, a sum equal to 109% of the product obtained by multiplying (i) the Cost Per Kilowatt Hour, and (ii) the actual number of kilowatt hours of electric current consumed by Tenant in such billing period. If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall pay such tax if and to the extent permitted by law as if Tenant were the ultimate consumer of such electricity. Where more than one meter measures the electricity to Tenant, the electricity measured by each meter shall be computed and billed separately in accordance with the provisions set forth above. Bills for such amounts shall be rendered to Tenant at such times as Landlord may elect.
          (d) Compliance. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (i) such installation is practicable and necessary, (ii) such additional Electrical Equipment is permissible under applicable Requirements, and (iii) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility serving the Building.
     Section 10.2 Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all weekdays (other than Observed Holidays) from 8:00 a.m. to 12:00 noon, and from 1:00 p.m. to 5:30 p.m., which hours of operation are subject to change.
     Section 10.3 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Design Standards set forth in Exhibit E during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and shall keep all of the operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
     Section 10.4 Overtime Freight Elevators and HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than the hours set forth in Sections 10.2 and 10.3 (“Overtime Periods”). If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Building office requesting such services at least 24 hours prior to the time Tenant requests such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. On a single weekend during which Tenant initially moves into the Premises for the conduct of its business, upon 5 days’ prior notice from Tenant to Landlord, Landlord shall make available to Tenant freight elevator service in accordance with Landlord’s then current rules and regulations applicable thereto from 8:00 p.m. on the “move-in” Friday until 7:00 p.m. on Sunday at no cost to Tenant. If Landlord furnishes freight elevator or HVAC service during Overtime Periods, Tenant shall pay to Landlord within 15 days after demand the cost thereof at the then established rates for such services in the Building.
     Section 10.5 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit F. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.
     Section 10.6 Water. Landlord shall provide warm and cold water in the core lavatories on each floor of the Building and cold water for the pantry area of the Premises. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the reasonable cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.
     Section 10.7 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.
     Section 10.8 Directory. The lobby shall contain a computerized directory for the Center wherein the Building’s tenants shall be listed with a capacity for up to 25 listings per floor for Tenant and others permitted to occupy the Premises hereunder. Tenant shall be entitled to a proportionate share of such listings based on the rentable square footage of the Premises. From time to time, but not more frequently than monthly, Landlord shall reprogram the computerized directory for the Center to reflect such changes in the listings therein as Tenant shall request. In addition, the lobby may contain a directory of tenants and Tenant shall be entitled to have its name listed thereon.
     Section 10.9 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within 30 days. Tenant acknowledges that nothing set forth in this Section 10.9 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.
     Section 10.10 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. Except as provided in Section 10.11, the exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnitees by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.
     Section 10.11 Rent Abatement. Notwithstanding anything to the contrary contained in this Lease, if Tenant is unable to use the Premises for the ordinary conduct of Tenant’s business due solely to (a) an interruption of an Essential Service (as hereinafter defined) resulting from Landlord’s performance of an improvement to the Building or (b) Landlord’s breach of an obligation under this Lease to perform repairs or replacements which results in Landlord’s failure to provide an Essential Service, in each case other than as a result of Unavoidable Delays, casualty or condemnation, and such condition continues for a period in excess of 10 consecutive Business Days after (i) Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises is solely due to such condition, (ii) Tenant does not actually use or occupy the Premises during such period for the ordinary conduct of its business and (iii) such condition has not resulted from the negligence or misconduct of any Tenant Party, then Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be abated on a per diem basis for the period commencing on the 11th Business Day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies any portion of the Premises, and (y) the date on which such condition is substantially remedied. “Essential Service” shall mean a service which Landlord is obligated under this Lease to provide to Tenant which if not provided shall (1) effectively deny access to the Premises, (2) threaten the health or safety of any occupants of the Premises or (3) prevent or materially and adversely restrict the usage of more than 25% of the Premises for the ordinary conduct of Tenant’s business.
     Section 10.12 Access to Premises. Subject to Unavoidable Delays, security requirements, service interruptions, the Rules and Regulations, Tenant shall have access to the Premises 24 hours a day, 7 days a week.
ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE
     Section 11.1 Tenant’s Insurance. (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:
     (i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Building or the Center, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, and Tenant shall obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 25. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $3,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The self insured retention for such policy shall not exceed $10,000;
     (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies with extended coverage, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the Initial Installations) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000.
     (iii) during the performance of any Alteration, until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises;
     (iv) Workers’ Compensation Insurance, as required by law;
     (v) Business Interruption Insurance; and
     (vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time.
          (b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant other than intentional acts or omissions shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) such insurance shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive 30 days’ prior notice of the same, by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of New York and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “VII” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider reasonably appropriate.
          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article 11 and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds, which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination of or material change to the Policies that would affect the interest of any of the Insured Parties.
          (d) Landlord shall keep the Building insured against damage and destruction by fire, vandalism, and other perils under “all risk” property insurance written on a replacement cost basis. In addition, Landlord shall maintain a policy of commercial general liability insurance for claims for personal injury, death and/or property damage occurring in or about the Building that is consistent with the insurance maintained by owners of first-class office buildings in Manhattan. Notwithstanding the foregoing, in the event Landlord is an Institutional Owner, then Landlord may elect to self-insure with respect to the insurance coverages required by the terms of this Section 11.1(d).
     Section 11.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.
     Section 11.3 Restoration. (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property, or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises. This Article 11 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.
          (b) As a condition precedent to Landlord’s obligation to repair or restore any of Tenant’s Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Initial Installations in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.
     Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 50% of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.
     Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than 15 months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.
     Section 11.6 Final 12 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 12 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 90 days.

     Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.
ARTICLE 12
EMINENT DOMAIN
     Section 12.1 Taking.
          (a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.
          (b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.
          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Property, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least 50% of the rentable area of the Building.
          (d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations.

          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
     Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
     Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.
ARTICLE 13
ASSIGNMENT AND SUBLETTING
     Section 13.1 Consent Requirements.
          (a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.
          (b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.
          (c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

     Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall submit a statement to Landlord (an “A/S Statement”) containing the following information: (a) the name and address of the proposed subtenant or assignee, (b) with respect to an assignment of this Lease, the terms and conditions of the proposed assignment, including, without limitation, the consideration payable for such assignment, any additional consideration payable for leasehold improvements or Tenant’s Property and the cost of any work to prepare the Premises for occupancy by such assignee and the date Tenant desires the assignment to be effective, and (c) with respect to a sublet of all or a part of the Premises, a term sheet executed by Tenant and the proposed subtenant containing a description of the portion of the Premises to be sublet, and the terms and conditions of the proposed subletting, including, without limitation, the consideration per rentable square foot payable for such subletting (the “Sublease Rent”), any additional consideration payable for leasehold improvements and Tenant’s Property and the cost of any work to prepare the sublet space for occupancy by such subtenant and the date Tenant desires the subletting to be effective. Such notice shall be deemed an irrevocable offer from Tenant to Landlord of the right, at Landlord’s option, (1) to terminate this Lease with respect to such space as Tenant proposes to sublease (the “Partial Space”), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of 50% or more of the rentable square footage of the Premises, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within 30 days after delivery of Tenant’s A/S Statement. If Landlord exercises its option to terminate all or a portion of this Lease, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event less than 90 days after the date of the above notice unless Landlord agrees to an earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant. Tenant shall pay all costs to make the Partial Space a self-contained rental unit and install any required Building corridors.
     Section 13.3 (a) Landlord’s Leaseback. If Landlord receives a notice from Tenant as described in Section 13.2 with respect to a sublease for less than the remainder of the Term, Landlord or its designee may, at its option, in lieu of exercising the option described in Section 13.2 but subject to the same 30-day period, sublease from Tenant the space described in Tenant’s notice (such space being hereafter referred to as the “Leaseback Space”). If Landlord exercises its option to sublet the Leaseback Space, such sublease shall be at a rental rate equal to the product of the lesser of (x) the rent per rentable square foot then payable pursuant to this Lease, and (y) the Sublease Rent, multiplied by the rentable square foot area of the Leaseback Space; shall be for the same term as that of the proposed sublease; and shall:
     (i) be expressly subject to all of the covenants, terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as expressly set forth in this Article 13 to the contrary;
     (ii) give the subtenant the unqualified and unrestricted right, without Tenant’s consent, to assign such sublease or any interest therein and/or to sublet all or any portion of the space covered by such sublease and to make alterations and improvements in the space covered by such sublease;

     (iii) provide that any assignee or further subtenant of Landlord or its designee, may, at Landlord’s option, be permitted to make alterations and decorations in such space and that any or all of such alterations and decorations may be removed by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant shall, at its expense, repair any damage caused by such removal; and
     (iv) provide that (A) the parties to such sublease expressly negate any intention that the sublease estate be merged with any other estate held by either of such parties, (B) any assignment or sublease by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in its sole discretion, shall deem appropriate, (C) Tenant shall, at its sole cost and expense, at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (D) Landlord may, at Tenant’s expense, make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Premises and to comply with any Requirements or insurance requirements relating to such separation, and (E) at the expiration of the term of such sublease, Tenant will accept the Leaseback Space in its then existing condition, subject to the obligations of the subtenant to make such repairs as may be necessary to preserve such premises in good order and condition.
          (b) Obligations Re: Leaseback Space. If Landlord exercises its option to sublet the Leaseback Space:
     (i) Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant pursuant such sublease;
     (ii) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or Landlord’s designee); and
     (iii) Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Rent shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non-compliance.
     Section 13.4 Conditions to Assignment/Subletting. (a) If Landlord does not exercise either of Landlord’s options provided under Sections 13.2 and 13.3, and provided no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Such consent shall be granted or denied within 30 days after delivery to Landlord of (i) the documentation and information required under Section 13.2, (ii) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the Transferee, including its most recent financial statements, and (iv) any other information Landlord may reasonably request, provided that:

               (A) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building and the Center, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Center;
               (B) the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;
               (C) if Landlord has, or reasonably expects to have within 5 months thereafter, comparable space available in the Center, neither the Transferee nor any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Center;
               (D) the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior 5 months negotiating in connection with the rental of space in the Center;
               (E) there shall be not more than 2 subtenants in each floor of the Premises;
               (F) the aggregate consideration to be paid by the Transferee under the terms of the proposed sublease shall not be less than 90% of the fixed rent at which Landlord is then offering to lease other space in the Building (the “Market Sub-rent”) determined as though the Premises were vacant and taking into account (1) the length of the term of the proposed sublease, (2) any rent concessions granted to Transferee, and (3) the cost of any Alterations being performed for the Transferee;
               (G) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent;
               (H) Tenant shall not list the Premises to be sublet or assigned with a broker, agent or other entity or otherwise offer the Premises for subletting at a rental rate less than the Market Sub-rent; and
               (I) the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York.
          (b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:
     (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
     (ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

     (iii) if an Event of Default occurs prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 13.8, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder;
     (iv) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in this Section 13.4(b); and
     (v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.4(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
     Section 13.5 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.
     Section 13.6 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent or the economic terms of such assignment or sublease are less than 95% of the terms contained in the A/S Statement or the amount of space subject to such sublease varies by more than 10% from that specified in the A/S Statement, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.
     Section 13.7 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 90 days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space and any free rent and all amounts paid by Tenant in making Alterations to effectuate such sublease or provided by Tenant as a work allowance therefor (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of any Transaction Costs within 30 days after the same are paid (and if Tenant shall fail to do so, no such fees or costs for which Tenant shall have failed to provide evidence of payment shall qualify as Transaction Costs). In consideration of such assignment or subletting, Tenant shall pay to Landlord:
          (a) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or
          (b) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the sublet space (together with any sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the monthly amortized amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.
          (c) Notwithstanding the foregoing, Tenant hereby agrees that the costs incurred by Tenant in the performance of Tenant’s Initial Installations in any portion(s) of the Premises that Tenant sublets (to the extent paid or reimbursed out of Landlord’s Contribution (which for purposes of this Section 13.7 shall be deemed to be $12.00 per rentable square foot of any such sublet portion of the Premises initially demised hereunder)) shall not in any case be deemed a component of Transaction Costs.
     Section 13.8 Transfers.
          (a) Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article, the term “transfers” shall be deemed to include (x) the issuance of new Ownership

Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date and (y) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions and the merger or consolidation of Tenant into or with another business entity. The provisions of Section 13.1 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets or Ownership Interests are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant or such transferee has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant or the transferor, as the case may be, immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction. Tenant may also, upon prior notice to Landlord, (A) permit any business entity which controls, is controlled by, or is under common control with the original named Tenant (a “Related Entity”) to sublet all or part of the Premises for any Permitted Use or (B) assign this Lease to a Related Entity, provided, in either case, the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall such sublease or assignment relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.8 if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant’s interest in this Lease in a transaction approved by Landlord or permitted under this Section 13.8.
          (b) Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.
          (c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building (or its affiliate) agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.
     Section 13.9 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease from and after the effective date of such assignment and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
     Section 13.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

     Section 13.11 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.
     Section 13.12 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
ARTICLE 14
ACCESS TO PREMISES
     Section 14.1 Landlord’s Access. (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.
          (b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Restorative Work to the Premises or the Building.

          (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.
          (d) In entering the Premises pursuant to this Section 14.1, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during any such entry. Tenant shall have the right to have a representative accompany any party entering the Premises pursuant to this Section 14.1 provided such representative is made available at the time of such entry and upon any failure of Tenant to make such representative available, Landlord may enter the Premises without such representative being present.
     Section 14.2 Building Name. Landlord has the right at any time to change the name, number or designation by which the Building or Center is commonly known.
     Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
ARTICLE 15
DEFAULT
     Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
          (a) Tenant fails to pay when due any installment of Rent and such default shall continue for 5 Business Days after notice of such default is given to Tenant, except that if Landlord shall have given two such notices of default in the payment of any Rent in any 12-month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as 12 consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such 12-month period after the giving of 2 such notices shall constitute an Event of Default; or
          (b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (10 days with respect to a default under Article 3) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within 90 days; or

          (c) if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit (as hereinafter defined), if applicable, within 5 days after notice by Landlord to Tenant stating the amount applied or retained; or
          (d) Tenant defaults in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord or Landlord’s predecessor-in-interest for space in the Center and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or
          (e) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
          (f) a court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.
          Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant 3 days’ notice of cancellation of this Lease (or of Tenant’s possession of the Premises), in which event this Lease and the Term (or Tenant’s possession of the Premises) shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15. Any notice of cancellation of the Term (or Tenant’s possession of the Premises) may be given simultaneously with any notice of default given to Tenant.
     Section 15.2 Landlord’s Remedies.
          (a) Possession/Reletting. If any Event of Default occurs and this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.1:
     (i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons or entities from the Premises and remove any and all of their property and effects from the Premises.

     (ii) Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. However, to the extent required by law, Landlord shall use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building or the Center. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (b) Tenant’s Waiver. Tenant, on its own behalf and on behalf of all persons or entities claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons or entities might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
          (c) Tenant’s Breach. Upon the breach or threatened breach by Tenant, or any persons or entities claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
     Section 15.3 Landlord’s Damages.
          (a) Amount of Damages. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.1, then:
     (i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;
     (ii) Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;
     (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
     (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2% below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
          (b) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 15.3. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease. Nothing contained in Article 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15.3.
     Section 15.4 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed, provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.
     Section 15.5 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.
ARTICLE 16
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
          If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 10 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it and all reasonable costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord as a result of any default by Tenant under this Lease or in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 10 Business Days after receipt of Landlord’s invoice for such amount.
ARTICLE 17
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
     Section 17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property, the Center or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
     Section 17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.
     Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 18
END OF TERM
     Section 18.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Tenant’s Specialty Alterations as may be required pursuant to Article 5.
     Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of the Term, a sum equal to the greater of (i) one and one-half times the Fixed Rent plus one and one-half times Tenant’s Tax Payment plus one and one-half times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of the first month (or any portion thereof) of any holdover and two times the Fixed Rent plus two times Tenant’s Tax Payment plus two times Tenant’s Operating Payment payable under this Lease for the last full calendar month of the Term in the case of any month (or any portion thereof ) thereafter, and (ii) one and one-half times the rent per month Landlord is then asking for comparable space in the Building in the case of the first month (or any portion thereof) of any holdover and two times the rent per month Landlord is then asking for comparable space in the Building thereafter or, if no comparable space is then available in the Building, the fair market rental value of the Premises for such month (as reasonably determined by Landlord),, (b) be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.
     Section 18.3 Waiver of Stay. Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor Requirement of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 18.
ARTICLE 19
QUIET ENJOYMENT
     Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.
ARTICLE 20
NO SURRENDER; NO WAIVER
     Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing and is signed by the party being charged with such waiver.
     Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 21
WAIVER OF TRIAL BY JURY; COUNTERCLAIM
     Section 21.1 Jury Trial Waiver. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.
     Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 22
NOTICES
     Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.
ARTICLE 23
RULES AND REGULATIONS
     All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce any of the Rules and Regulations against Tenant in a non-discriminatory fashion.
ARTICLE 24
BROKER
     Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.
ARTICLE 25
INDEMNITY
     Section 25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises, the Building or the Center which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of (A) all Tenant Parties or (B) both Landlord and Tenant, provided, however, that Tenant’s liability hereunder with respect to matters judicially determined to have arisen out of the negligence of Landlord, which determination shall not be subject to appeal, shall be limited to the amount of insurance coverage carried by Tenant pursuant to Article 11, (ii) against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.
     Section 25.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees or agents.
     Section 25.3 Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26
MISCELLANEOUS
     Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
     Section 26.2 Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of Transfer.
     Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.
     Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.
     Section 26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.
     Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of New York.
     Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 26.8 Lease Disputes. (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New York or the federal courts for the

Southern District of New York and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
          (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
     Section 26.9 Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building, the Real Property or the Center.
     Section 26.10 Estoppel. Within 10 days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional, Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.
     Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

     Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
     Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.
     Section 26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
     Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
     Section 26.16 Inability to Perform. This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.
     Section 26.17 Vault Space. Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, no vaults, vault space or other space outside the boundaries of the Real Property are included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license. If any such license shall be revoked, or if the amount of such space shall be diminished as required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any abatement or diminution of Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.
     Section 26.18 Adjacent Excavation; Shoring. If an excavation shall be made, or shall be authorized to be made, upon land adjacent to the Real Property, Tenant shall, upon notice, afford to the person or entity causing or authorized to cause such excavation license to enter upon the Premises for the purpose of doing such work as such person or entity shall deem necessary to preserve the wall of the Building or any part of the Center from injury or damage and to support the same by proper foundations. In connection with such license, Tenant shall have no right to claim any damages or indemnity against Landlord, or diminution or abatement of Rent, provided that Tenant shall continue to have access to the Premises.

     Section 26.19 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Real Property and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 26.19 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 of Zoning Lot of the Zoning Resolution of the City of New York) in the Real Property.
ARTICLE 27
LETTER OF CREDIT
     Section 27.1 Letter of Credit. Tenant shall deliver to Landlord, upon Tenant’s execution of this Lease, a Letter of Credit (as hereinafter defined) in the amount specified in Article 1 as a guaranty for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The letter of credit shall be in the form of a clean, irrevocable, non-documentary and unconditional stand-by letter of credit (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of New York (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall specify that it is transferable without charge to Landlord. If Landlord pays any such fees or charges, Tenant shall reimburse Landlord therefor upon demand. The Letter of Credit shall provide that it shall be automatically renewed, without amendment or need for any other action, for consecutive periods of one year each thereafter during the Term, as the same may be extended (and in no event shall the Letter of Credit expire prior to the 45th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notices”) to Landlord by certified mail, return receipt requested (one of which shall be addressed “Attention, Chief Legal Officer” and the other of which shall be addressed “Attention, Chief Financial Officer”), not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in New York, New York. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. Upon execution of this Lease and notwithstanding anything to the contrary contained herein, Tenant shall be permitted to deposit a cash security deposit in the amount of $164,700.00 (the “Cash Security”) with Landlord in lieu of the Letter of Credit, which Landlord shall hold as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. On or before 45 days after the date hereof, Tenant shall deliver the Letter of Credit to Landlord in the form required by this Lease. Upon receipt of the Letter of Credit, Landlord shall promptly return the Cash Security to Tenant. In the event that Tenant fails to timely replace the Cash Security with the Letter of Credit, Landlord shall continue to hold the Cash Security as the Security Deposit under this Lease, and may, at its option, deem such failure to be an Event of Default hereunder. Landlord shall not be required to deposit the Cash Security into an interest bearing account.
     Section 27.2 Application of Proceeds of Letter of Credit. If (a) an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, (b) Tenant fails to make any installment of Rent as and when due or (c) Landlord receives a Non-Renewal Notice, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord and/or (y) as cash proceeds to guaranty Tenant’s obligations hereunder, unless and until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 27, provided at such time no default or Event of Default by Tenant has occurred and is continuing, in which event Landlord shall have no obligation to accept such substitute Letter of Credit and shall have the right to retain the cash proceeds. If Landlord applies any part of the cash proceeds of the Letter of Credit, Tenant shall promptly thereafter amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Landlord with an additional Letter of Credit in the amount so applied so that Landlord shall have the full amount thereof on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Letter of Credit or the cash proceeds thereof, as the case may be, shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease.
     Section 27.3 Transfer. Upon a sale or other transfer of the Real Property or the Building, Landlord shall transfer the Letter of Credit or the cash proceeds to its transferee. With respect to the Letter of Credit, within 5 days after notice of such transfer, Tenant, at its sole cost, shall (if required by Landlord) arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord. Upon such transfer, Tenant shall look solely to the new landlord for the return of the Letter of Credit or the cash proceeds and thereupon Landlord shall without any further agreement between the parties be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or the cash proceeds to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or the cash proceeds and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

ARTICLE 28
SUBSTITUTE SPACE
     Section 28.1 At any time and from time to time whether before or after the Commencement Date, Landlord shall have the one-time right to substitute other space in the Center (“Substitute Space”) for the Premises by notice (a “Substitution Notice”) given to Tenant designating the space so substituted for the Premises. The Substitute Space shall (i) have a rentable area substantially similar to the Premises, (ii) shall have a substantially similar configuration, and (iii) shall not be located below the 15th floor of the building in which the Substitute Space is located. Tenant shall cooperate with Landlord in effectuating the substitution of space contemplated by this Article. Notwithstanding such substitution of space, this Lease and all the terms, provisions, covenants and conditions contained in this Lease shall remain and continue in full force and effect, except that the Premises shall be and be deemed to be the Substitute Space, with the same force and effect as if the Substitute Space were originally specified in this Lease as the Premises demised hereunder.
     Section 28.2 In the event of the substitution of space as provided in Section 28.1 the following provisions (a) through (d) shall apply:
          (a) If the Substitute Space has a rentable area less than Tenant’s Area, the Fixed Rent and the Additional Rent payable under this Lease, effective on the date the Substitute Space is available for occupancy by Tenant (the “Substitution Date”), shall be decreased appropriately. If the Substitute Space has a rentable area greater than Tenant’s Area the Fixed Rent and the Additional Rent payable under this Lease shall not be increased.
          (b) Landlord shall, at Landlord’s expense, prepare the Substitute Space in substantially the same manner as the Premises were prepared for Tenant’s initial occupancy. Landlord shall have the right to move any millwork, floor covering, cabinet work, and any other decoration as well as telephone lines and any other communication line and other reusable items, from the Premises to the Substitute Space.
          (c) As soon as Landlord has Substantially Completed preparing the Substitute Space as set forth in Section 28.2(b), Tenant, upon 20 days’ prior written notice, shall move to the Substitute Space at Landlord’s reasonable cost and expense, and upon failure of Tenant so to move to the Substitute Space, Landlord, as Tenant’s agent, may remove Tenant from the Premises to the Substitute Space. The failure of Tenant to move to the Substitute Space pursuant to this Article 28 within 5 days after the expiration of such 20 days’ notice shall be an Event of Default, and Tenant shall pay Rent with respect to both the Premises and Substitute Space until Tenant has moved to the Substitute Space. Landlord shall not move Tenant into the Substitute Space during business hours.
          (d) Promptly after Tenant shall enter into occupancy of the Substitute Space, Landlord shall reimburse Tenant for Tenant’s reasonable, direct, out-of-pocket moving expenses including but not limited to the reasonable cost of disconnecting, moving and reconnecting telecommunication and data processing equipment, installing cabling and, if required, replacing stationery, unless Landlord moved Tenant into the Substitute Space pursuant to Section 28.2(c) above. Upon request from Landlord, Tenant shall supply Landlord with satisfactory evidence of direct out-of-pocket expenses incurred by Tenant in moving from the Premises to the Substitute Space.

     Section 28.3 Following any substitution of space pursuant to this Article 28, Landlord and Tenant, promptly at the request of either party, shall execute and deliver a supplementary agreement setting forth such substitution of space, the Substitution Date and the change (if any) in the Fixed Rent and Additional Rent.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

RCPI LANDMARK PROPERTIES, L.L.C.,		OMRIX BIOPHARMACEUTICALS INC.,
a Delaware limited liability company		a Delaware corporation

By: Tishman Speyer Properties, L.P., its Agent

By:	/s/ illegible	By:	/s/ Michael Burshtine

		Its:	EVP & CEO